Exhibit (a)(1)(e)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CSS Industries, Inc.
at
$9.40 Net Per Share
by
TOM MERGER SUB INC.
a wholly-owned subsidiary of
IG Design Group Americas, Inc.
a wholly-owned subsidiary of
IG Design Group PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON FEBRUARY 28, 2020, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

January 31, 2020

To Our Clients:

        Enclosed for your information is an Offer to Purchase, dated January 31, 2020 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), relating to the offer by TOM MERGER SUB INC., a Delaware corporation ("Merger Sub") a wholly-owned subsidiary of IG Design Group Americas, Inc., a Georgia corporation ("Parent"), and an indirect wholly-owned subsidiary of IG Design Group Plc., a public limited company incorporated and registered in England and Wales ("IG Design"), to purchase all shares of common stock of CSS Industries, Inc., a Delaware corporation ("CSS"), par value $0.10 per share (each, a "Share"), that are issued and outstanding, at a price of $9.40 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

        The CSS Board, acting on the recommendation of a special committee of independent directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and the holders of the Shares, (ii) declared it advisable that the Company enter into the Merger Agreement, (iii) approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transaction contemplated thereby, (iv) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer, and (v) resolved to recommend to CSS's common stockholders that they accept the Offer and tender their Shares pursuant to the Offer.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to tender any or all of Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The Offer Price is $9.40 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions of the Offer.

          2.     The Offer is being made for all Shares.

          3.     Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer and not withdrawn on or before one minute after 11:59 p.m., Eastern Standard Time, on February 28, 2020 (such date, as it may be extended by Merger Sub from time to time in accordance with the Merger Agreement, the "Expiration Time"), that number of Shares that would represent at least a 51% majority of Shares then outstanding but excluding Shares that are owned as of the date of commencement of the Offer by CSS or any direct or indirect wholly-owned subsidiary of CSS (the "Minimum Condition"), (ii) no Company Material Adverse Effect (as defined in the Offer to Purchase) having occurred following the date of the Merger Agreement, (iii) IG Design having completed an equity financing for gross proceeds of approximately $154.8 million, or in the alternative having obtained sufficient debt financing, and (iv) the satisfaction of other customary conditions as described in Section 13—"Conditions to the Offer" in the Offer to Purchase. For purposes of the Merger Agreement, including the Minimum Condition, Shares subject to notices of guaranteed delivery will not be considered to be validly tendered in the Offer until such Shares are actually delivered to the Depositary.

          4.     The Offer is being made pursuant to the Merger Agreement, under which, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions and without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into CSS (the "Merger") and CSS will be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), and as a result of the Merger, CSS will cease to be a publicly traded company and each Share outstanding immediately prior to the effective time of the Merger (other than each Share (i) owned by Parent or CSS or held by a wholly-owned subsidiary of Parent (including Merger Sub) or CSS, which will be cancelled and cease to exist without any payment being made with respect to such Share or (ii) owned by CSS stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL with respect to such Share) will be cancelled and converted into the right to receive an amount of cash per Share equal to the Offer Price, without interest thereon and less any applicable withholding taxes (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share.

          5.     The Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Standard Time, on February 28, 2020, unless the Offer is extended or earlier terminated.

          6.     Any transfer taxes applicable to the sale of Shares to Merger Sub pursuant to the Offer will be paid by Merger Sub, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

        If you wish to have us tender any or all of Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

        In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the "Depositary") of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Merger Sub is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares, Merger Sub will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Merger Sub cannot comply with the state statute, Merger Sub will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CSS Industries, Inc.
at
$9.40 Net Per Share
by
TOM MERGER SUB INC.
a wholly-owned subsidiary of
IG Design Group Americas, Inc.
a wholly-owned subsidiary of
IG Design Group PLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 31, 2020 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer"), in connection with the offer by TOM MERGER SUB INC., a Delaware corporation ("Merger Sub") a wholly-owned subsidiary of IG Design Group Americas, Inc., a Georgia corporation ("Parent"), and an indirect wholly-owned subsidiary of IG Design Group Plc., a public limited company incorporated and registered in England and Wales ("IG Design"), to purchase all shares of common stock of CSS Industries, Inc., a Delaware corporation ("CSS"), par value $0.10 per share (as defined below)) (each, a "Share"), that are issued and outstanding, at a price of $9.40 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

        This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Merger Sub (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right to the extension required by applicable laws of any such party to dispute such determination in a court of competent jurisdiction. Merger Sub reserves the right to waive any irregularities or defects in the surrender of any Shares or Share Certificate(s) whether or not similar defects or irregularities are waived in the case of any other stockholder or Shares. A tender will not be deemed to have been made until all irregularities have been cured or waived. None of Parent, Merger Sub or any of their respective affiliates or assigns, the Depositary, the Information Agent, CSS or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) shall be final and binding on all parties, subject to the right, to the extent required by applicable law, of any such party to dispute such interpretation in a court of competent jurisdiction.

Dated:                        , 2020

Number of Shares to Be Tendered:            Shares*

Sign Below
Account Number:	Signature(s):
Dated: , 2020
Please Type or Print Name(s)
Please Type or Print Address(es) Here
Area Code and Telephone Number
Taxpayer Identification or Social Security Number(s)

*
Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.